May 2014

Dear Shareholder:

Enclosed is our latest earnings release, which includes results for the first quarter of 2014.  As noted in the release, net income for the three-month period ended March 31, 2014 was $1,381,000 ($0.45 per diluted share) which was a 12.9% increase when compared with $1,223,000 ($0.45 per diluted share) reported for the comparable period of 2013. We also announced that the Board of Directors declared a quarterly dividend of $0.12 per share, payable May 15, 2014 to shareholders of record on May 8, 2014.

We turned in another consecutive solid quarter to start off the year, continuing the momentum achieved throughout 2013. As I noted in the remarks I made during our Annual Meeting, in 2013 we produced the highest level of net income since we were founded in 1921. Our balance sheet, income statement and stockholders’ equity have never been stronger.

Among the encouraging developments during the quarter was ongoing significant improvement in asset quality. Total non-performing assets declined to 0.38% of total assets at March 31, 2014, which is down from 1.00% at December 31, 2013. Non-performing loans totaled $3.2 million at March 31, 2014, down from $8.3 million at December 31, 2013.

Of special note is the fact that the loan loss provision was $0 during the first quarter of 2014, compared with $0.4 million during the first quarter of 2013. The Company’s allowance for loan losses was $4.1 million or 126.3% of non-performing loans at quarter-end, which is very healthy coverage when compared with 78.9% of non-performing loans at year end 2013. Largely influencing the reduction in non-performing loans was the resolution of two sizeable problem loans totaling $4.2 million, which were resolved by repayment in full of one loan, and partial repayment plus a $2.2 million charge-off of the remainder of the other loan.

Asset quality has steadily improved to levels that are comparable to or better than where we were pre-recession.  In addition, we have successfully assimilated Roebling Financial Corp, Inc. and we are now largely focused on returning to the business of growth-oriented core banking. We have strengthened our commercial lending, consumer banking, mortgage origination and marketing teams with new leaders and other experienced people. As we closed out 2013, we launched a series of multi-faceted, franchise-wide loan promotions that continued in full force during the first quarter of 2014.

Now, as we move forward, we believe that we can deliver consistent, balanced organic growth and profitability over the coming quarters. We note that there has been substantial pipeline growth in commercial loan originations that should produce greater revenue in 2014.

On a lighter note, at the end of the year a variety of awards get presented to area banks for the coming year, based on the quality of their products, customer service, friendliness and popularity. This

3 PENNS TRAIL     NEWTOWN, PA  18940     215-579-4000

information is gathered independently by various newspapers and other publications.  As in past years, we scored well. Just to name a few, we were named:

            2014 Best Bank in Bucks and Montgomery Counties by Bucks Happening Magazine

            Best Workplaces by the Philadelphia Inquirer and Philly.com in 2014

2014 Best Work Place (Best Employer Based upon Work Atmosphere) by three publications:    the Courier Times, Intelligencer, and Burlington County Times

We think it’s important to note that these awards represent an ongoing trend of awareness in our market areas of our superior customer service. We have also been recognized recently as a top local employer and workplace. Examples of such recognition include: Best Mid-Sized Company and One of Best Places to Work (2012), both presented by The Greater Philadelphia Media Group; Best Bank in Doylestown (2012) and Best Bank in Newtown - 2nd Place (2012), both presented by Patch.com. These are only a handful of more than a dozen such commendations received over the past few years. We think it’s a meaningful testimonial regarding the dedication of our people and the culture we have fostered in our Company.

On behalf of your board of directors, our management team and all of our loyal employees, we appreciate your support as we complete another successful year.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of TF Financial Corporation.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about delivering consistent, balanced organic growth and profitability over the coming quarters and our ability to produce greater revenue in 2014 as a result of substantial pipeline growth in commercial loan originations.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will deliver consistent, balanced organic growth and profitability over the coming quarters or that we will be able to produce greater revenue in 2014 as a result of substantial pipeline growth in commercial loan originations.  We caution that such statements are subject to a number of uncertainties, including those detailed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in TF Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2013, Form 10-Q for the quarter ended March 31, 2014, and in other filings made pursuant to the Securities Exchange Act of 1934, as amended.  Therefore, readers should not place undue reliance on any forward-looking statements.  TF Financial Corporation does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

News Release

April 24, 2014 Contact: Dennis R. Stewart, EVP/CFO
FOR IMMEDIATE RELEASE (215) 579-4000

TF Financial Corporation Reports First Quarter 2014 Results and Quarterly Dividend

"We produced a solid consistent quarter, continuing a trend of improved results," said Kent C. Lufkin, President and Chief Executive Officer. "Importantly, we again drove nonperforming loans down significantly on the commercial side, having sold our largest nonperforming loan during the quarter. In addition, our largest REO is now under contract for disposal from the balance sheet. Thus, we are very pleased with our ongoing progress to restore loan quality to pre-recession levels."

"On the growth side of our business, we are completing the final components of the consolidation of our Roebling Financial acquisition and are very encouraged about the value and accretion that has been added from the transaction. Across the Company, there has been steady pipeline growth with respect to commercial loan originations that should fuel revenue production in 2014. We have expanded our commercial lending staff accordingly with the addition of three new seasoned lenders. Augmenting this personnel growth initiative is a very aggressive, complementary, integrated print-TV-direct mail-telemarketing outreach campaign underway to help raise our general visibility and better position us in specific sub-markets to capture share and grow loans. We enter 2014 with optimism about our markets and the strength of this Company," said Lufkin.

Highlights for the first quarter of 2014:

- Net interest income was $6.6 million, a 13% increase compared with $5.9 million during the first quarter of 2013. This result is largely due to an 18.8% increase in average earning assets between the two periods, the result of the acquisition of Roebling Financial Corp, Inc. ("Roebling") and its wholly-owned subsidiary, Roebling Bank. As a result of this merger which closed July 2, 2013, the Company acquired approximately $144.6 million in total assets, $102.0 million in loans receivable, and $127.8 million in total deposits contained in Roebling's five branches. Since the Roebling acquisition at the beginning of the third quarter of 2013, the Company's quarterly net interest margin has been approximately 3.53%, as it was during the first quarter of 2014.
- Asset quality showed significant improvement during the first quarter of 2014, with total non-performing loans at 0.38% of total assets at March 31, 2014, which is down from 1.00% at December 31, 2013. Non-performing loans totaled $3.2 million at March 31, 2014, down from $8.3 million at December 31, 2013.
- There was no loan loss provision during the first quarter of 2014 compared with $0.4 million during the first quarter of 2013. The Company's allowance for loan losses was $4.1 million or 126.3% of non-performing loans at quarter-end, compared with 78.9% of non-performing loans at year end 2013. Largely influencing the reduction in non-performing loans was the resolution of two, large problem loans totaling $4.2 million, which were resolved by repayment in full of one loan, and partial repayment plus a $2.2 million charge-off of the remainder of the other loan.
- Total loans were $609.0 million at March 31, 2014 compared with $621.1 million at December 31, 2013. Part of the decrease was due to the resolution of the two non-performing loans mentioned above. In addition, portfolio loan closings were weak during the first quarter of 2014, due in part to the poor weather in the Company's markets. Loans originated for sale were similarly weak, with loans sold during the first quarter of 2014 totaling $3.5 million, producing gains on sale of $74,000, compared with loans sales of $11.9 million, producing gains of $305,000 during the first quarter of 2013. However, by quarter-end the Company's pipeline of loan applications and closed but unfunded loans had improved.
- Total deposits were $692.2 million at March 31, 2014, compared with $683.9 million at December 31, 2013. Checking, savings, and money market accounts totaled $505.1 million or 73.0% of total deposits at March 31, 2014, compared with $493.4 million or 72.1% of total deposits at year end 2013.

- Capital measures continue to be strong. Book value per share and tangible book value per share increased to $30.78 and $29.26, respectively, at March 31, 2014, compared with $30.13 and $28.60, respectively, at December 31, 2013. Regulatory capital comprised Tier 1 Leverage and Total Risk-Based ratios of 10.39% and 17.03%, respectively, at March 31, 2014, compared with 10.35% and 17.46%, respectively, at December 31, 2013. Capital levels are well above the regulatory minimums required to be considered well-capitalized.

About TF Financial Corporation

TF Financial Corporation is a bank holding company whose principal subsidiary is 3rd Fed Bank, which operates 13 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey, and with the acquisition of Roebling Bank on July 2, 2013, also operates five additional full service branches in Burlington and Ocean Counties in New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, 3rd Fed Bank's website can be found at www.3rdfedbank.com.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the challenges of retaining key employees, our ability to generate increasing, yet balanced, loan growth in 2014 or to reduce total nonperforming loans and real estate owned, as well as factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.